Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter Fiscal 2021 Results
•Q3'21 net revenue of $1.05 billion increased 38% as reported, or 35% in constant currency, compared to Q3'20. Organic, constant-currency net revenue grew 35%, compared to Q3'20.
•Q3'21 net earnings of $232 million; includes a $184 million gain from the sale of the blow-fill-seal business.
•Q3'21 Adjusted EBITDA(1) of $274 million increased 48% as-reported, or 44% in constant currency, compared to Q3'20.
•Q3'21 Biologics segment net revenue of $544 million more than doubled compared to Q3'20.
•Increasing guidance to reflect projected net revenue growth of 25-28% and Adjusted EBITDA growth of 30-35% compared to projected net revenue growth in previous guidance of 23-28% and Adjusted EBITDA growth of 26-33%.
•Mike Barber, 40-year GE veteran and its Chief Diversity Officer, has joined the Board of Directors.

Somerset, N.J. - May 4, 2021 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products, today announced financial results for the third quarter of fiscal 2021, which ended March 31, 2021.
“I am proud of Catalent's robust third-quarter results and excited by the strong foundation we’ve built for continued growth, through the dedication and ingenuity of our talented workforce,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc. “Throughout the pandemic, we’ve worked around-the-clock to deliver for patients, while also investing in capabilities and capacity to ensure Catalent can continue to meet global demand for COVID-19 vaccines and other important customer programs for years to come.”
Third Quarter 2021 Consolidated Results
Net revenue of $1.05 billion increased 38% as reported, or 35% in constant currency, from the $760.6 million reported for the third quarter a year ago. Overall organic net revenue growth (i.e., excluding the effect of acquisitions) was 35%.

(1) See "Non-GAAP Financial Measures" below and GAAP to non-GAAP reconciliation provided later in this release.

Net earnings were $231.8 million, including a $184.0 million gain attributable to the sale of the blow-fill-seal business, which closed on March 31, 2021. After accounting for the net earnings attributable to holders of Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $217.1 million, or $1.27 per basic share, compared to net earnings attributable to common shareholders of $11.8 million, or $0.08 per basic share, in the third quarter a year ago.
EBITDA from operations(1) was $419.9 million, an increase of $291.0 million from $128.9 million in the third quarter a year ago. Third quarter fiscal 2021 Adjusted EBITDA(1) was $274.2 million, or 26.0% of net revenue, compared to $185.4 million, or 24.4% of net revenue, in the third quarter a year ago. This represents an increase of 48% as reported, and an increase of 44% on a constant-currency basis.
Adjusted Net Income(1) was $148.3 million, or $0.82 per diluted share, compared to Adjusted Net Income of $82.9 million, or $0.50 per diluted share, in the third quarter a year ago.
Third Quarter 2021 Segment Review
Biologics
Net revenue from the Biologics segment was $543.7 million for the third quarter of fiscal 2021, an increase of 117% as reported and 113% in constant currency, compared to the third quarter a year ago. Segment EBITDA(1) in the third quarter of fiscal 2021 was $179.9 million, an increase of 247% as reported and 238% in constant currency compared to the third quarter a year ago. Segment EBITDA margin was 33.1% in the third quarter of fiscal 2021 compared to 20.8% in the third quarter of the prior year.
Excluding the effect of acquisitions, net revenue increased 113% and Segment EBITDA increased 239% compared to the three months ended March 31, 2020.
The Biologics segment represented 52% of Catalent’s total net revenue in the third quarter of fiscal 2021.
Softgel and Oral Technologies
Net revenue from the Softgel and Oral Technologies segment was $243.7 million for the third quarter of fiscal 2021, an increase of 1% as reported and a decrease of 2% in constant currency, compared to the third quarter a year ago. Segment EBITDA was $59.6 million in the third quarter of fiscal 2021, a decrease of 1% as reported, or 3% in constant currency, compared to the third quarter a year ago. Segment EBITDA margin was 24.5% in the third quarter of fiscal 2021, compared to 24.8% in the third quarter of the prior year.
The Softgel and Oral Technologies segment represented 23% of Catalent’s total net revenue in the third quarter of fiscal 2021.
Oral and Specialty Delivery
Net revenue from the Oral and Specialty Delivery segment was $171.7 million for the third quarter of fiscal 2021, a decrease of 5% as reported and 9% in constant currency, over the third quarter a year ago. Segment EBITDA in the third quarter of fiscal 2021 was $30.7 million, a decrease of 45% as reported, or 49% in constant currency, compared to the third quarter a year ago. Segment EBITDA margin was 17.9% in the third quarter of fiscal 2021, compared to 31.0% in the third quarter of the prior year.
Excluding the effect of acquisitions, net revenue decreased 10% and Segment EBITDA decreased 48% compared to the three months ended March 31, 2021.
The Oral and Specialty Delivery segment represented 16% of Catalent’s total net revenue in the third quarter of fiscal 2021.
Clinical Supply Services
Net revenue from the Clinical Supply Services segment was $100.0 million for the third quarter of fiscal 2021, an increase of 12% as reported and 9% in constant currency, compared to the third quarter a year ago. Segment EBITDA in the third quarter of fiscal 2021 was $27.1 million, an increase of 10% as reported, or 4% in constant currency, compared to the third quarter a year ago. Segment EBITDA margin was 27.1% in the third quarter of fiscal 2021 compared to 27.7% in the third quarter of the prior year.
(1) See "Non-GAAP Financial Measures" below and GAAP to non-GAAP reconciliation provided later in this release.

The Clinical Supply Services segment represented 9% of Catalent’s total net revenue in the third quarter of fiscal 2021.
Balance Sheet and Liquidity
As of March 31, 2021, Catalent had $3.2 billion in total debt, and $2.2 billion in total debt net of cash and short-term investments, compared to $2.2 billion in total net debt as of December 31, 2020. The current debt structure does not include any significant maturity until 2027.
Catalent’s net leverage ratio(1) as of March 31, 2021 was 2.3x, compared to 2.6x at December 31, 2020 and 3.8x at March 31, 2020.
Fiscal Year 2021 Outlook
Catalent is raising its previously issued guidance to account for higher net underlying demand for COVID-19 vaccines and treatments.
The revised guidance assumes no major unforeseen change to either the current status of the COVID-19 pandemic generally or its effect on Catalent’s operations and business. The revised guidance does not assume the receipt of any vaccine or treatment order from any of our customers beyond what either has been received to date or is deemed required under executed take-or-pay arrangements. The revised guidance ranges are wider than the ranges we have forecasted in the previous few fiscal years due to the continuing uncertainty in both revenues and costs across our businesses engendered by the COVID-19 pandemic. The revised guidance projects:
•Net revenue for fiscal 2021 in the range of $3.875 billion to $3.975 billion, compared to the previous range of $3.80 billion to $3.95 billion;
•Adjusted EBITDA for fiscal 2021 in the range of $975 million to $1.015 billion, compared to the previous range of $950 million to $1.000 billion;
•Adjusted Net Income for fiscal 2021 in the range of $500 million to $540 million, compared to the previous range of $475 million to $525 million; and
•A fully diluted share count in the range of 180 million to 182 million shares on a weighted-average basis, which includes the outstanding Series A convertible preferred stock as-if converted.
Board Member Appointment
On April 28, 2021, Michael J. Barber was elected as the newest member of the Company’s Board of Directors, effective immediately. The board size increased to 12 members to accommodate his appointment.
Mr. Barber is the Chief Diversity Officer (CDO) for General Electric Company. During his forty-year career at GE, he has held a variety of progressively senior roles in engineering, operations and product management. Prior to his role as GE’s CDO, Mr. Barber served as President and CEO of GE Molecular Imaging and Computed Tomography from 2016 until 2020; as Chief Engineer, GE Healthcare and COO, GE Healthcare Systems from 2013 until 2015; as VP and General Manager, Molecular Imaging, GE Healthcare in 2012; as Vice President, healthymagination (GE Corporate) from 2009 until 2011; and as Vice President and CTO, GE Healthcare from 2007 until 2008. Among other prestigious awards, he was named a “Master of Innovation” by Black Enterprise in 2009 and elected a Fellow of the American Institute of Medical and Biological Engineering in 2014. Mr. Barber received his B.S. and an honorary doctorate in engineering from the Milwaukee School of Engineering, where he serves as a Regent. Mr. Barber also serves on the boards of Talix Inc. and the National Action Council for Minorities in Engineering (NACME).

Mr. Chiminski commented, “Given we started our careers at GE, I have known Mike for decades and am confident that he will bring an invaluable perspective to our Board deliberations based on his healthcare experience, technical expertise and knowledge of markets worldwide.”

(1) See "Non-GAAP Financial Measures" below and GAAP to non-GAAP reconciliation provided later in this release.

Earnings Webcast
The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.
About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT), an S&P 500® company, is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 14,000 people, including approximately 2,500 scientists, at more than 45 facilities across four continents and in fiscal year 2020 generated over $3 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.
Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.
In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.
Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
Management also measures operating performance based on Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share. Adjusted Net Income (Loss) is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income (Loss) as net earnings (loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income (Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income (Loss) is net earnings (loss). Included in this release is a reconciliation of net earnings (loss) to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.
Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.
Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic on Catalent's and its clients' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions or other transactions that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed August 31, 2020. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended March 31,		FX Impact	Constant Currency Increase/(Decrease)
	2021	2020		Change $	Change %
Net revenue	$1,053.3	$760.6	$26.6	$266.1	35%
Cost of sales	687.7	521.8	16.7	149.2	29%
Gross margin	365.6	238.8	9.9	116.9	49%
Selling, general, and administrative expenses	172.7	136.1	2.3	34.3	25%
Impairment charges and (gain) loss on sale of assets	5.3	0.6	0.1	4.6	767%
Restructuring and other costs	3.0	1.3	—	1.7	131%
Gain on sale of subsidiary	(184.0)	—	—	(184.0)	*
Operating earnings	368.6	100.8	7.5	260.3	258%
Interest expense, net	26.9	34.4	0.5	(8.0)	(23)%
Other expense, net	24.6	36.7	1.8	(13.9)	(38)%
Earnings before income taxes	317.1	29.7	5.2	282.2	950%
Income tax expense	85.3	8.8	0.4	76.1	865%
Net earnings	$231.8	$20.9	$4.8	$206.1	986%
Less: Net earnings attributable to preferred shareholders	(14.7)	(9.1)	—	—	—%
Net earnings attributable to common shareholders	$217.1	$11.8	$—	$—	—%

Weighted average shares outstanding - basic	170.5	151.3
Weighted average shares outstanding - diluted	172.5	153.1

Earnings per share:
Basic
Net earnings	$1.27	$0.08
Diluted
Net earnings	$1.26	$0.08
 *Percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; dollars in millions)

	Three Months Ended March 31,		FX Impact	Constant Currency Increase/(Decrease)
	2021	2020		Change $	Change %
Biologics
Net revenue	$543.7	$250.0	$10.2	$283.5	113%
Segment EBITDA	179.9	51.9	4.3	123.7	238%
Softgel and Oral Technologies
Net revenue	243.7	242.3	7.4	(6.0)	(2)%
Segment EBITDA	59.6	60.1	1.3	(1.8)	(3)%
Oral and Specialty Delivery
Net revenue	171.7	181.4	5.9	(15.6)	(9)%
Segment EBITDA	30.7	56.2	2.3	(27.8)	(49)%
Clinical Supply Services
Net revenue	100.0	88.9	3.1	8.0	9%
Segment EBITDA	27.1	24.6	1.4	1.1	4%
Inter-segment revenue elimination	(5.8)	(2.0)	—	(3.8)	(190)%
Unallocated costs	122.6	(63.9)	(2.0)	188.5	295%
Combined totals
Net revenue	$1,053.3	$760.6	$26.6	$266.1	35%

EBITDA from operations	$419.9	$128.9	$7.3	$283.7	220%

Refer to Catalent's description of non-GAAP measures, including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; dollars in millions, except per share amounts)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2021	2020		Change $	Change %
Net revenue	$2,809.8	$2,146.7	$54.2	$608.9	28%
Cost of sales	1,897.1	1,498.0	33.4	365.7	24%
Gross margin	912.7	648.7	20.8	243.2	37%
Selling, general and administrative expenses	502.9	419.9	4.8	78.2	19%
Impairment charges and (gain) loss on sale of assets	7.7	1.0	0.1	6.6	660%
Restructuring and other costs	9.4	2.5	0.1	6.8	272%
(Gain) loss on sale of subsidiary	(184.0)	1.1	—	(185.1)	*
Operating earnings	576.7	224.2	15.8	336.7	150%
Interest expense, net	78.1	105.6	0.9	(28.4)	(27)%
Other expense, net	5.1	37.2	5.1	(37.2)	*
Earnings before income taxes	493.5	81.4	9.8	402.3	494%
Income tax expense	90.9	14.9	1.0	75.0	503%
Net earnings	$402.6	$66.5	$8.8	$327.3	492%
Less: Net earnings attributable to preferred shareholders	(42.5)	(27.8)	—	—	—%
Net earnings attributable to common shareholders	$360.1	$38.7	$—	$—	—%

Weighted average shares outstanding - basic	167.2	147.6
Weighted average shares outstanding - diluted	169.5	149.5

Earnings per share:
Basic
Net earnings	$2.15	$0.26
Diluted
Net earnings	$2.12	$0.26
 *Percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; dollars in millions)

	Nine Months Ended March 31,		FX Impact	Constant Currency Increase/(Decrease)
	2021	2020		Change $	Change %
Biologics
Net revenue	$1,324.7	$663.8	$21.4	$639.5	96%
Segment EBITDA	421.9	150.7	9.4	261.8	174%
Softgel and Oral Technologies
Net revenue	711.4	770.8	14.6	(74.0)	(10)%
Segment EBITDA	143.0	171.0	3.1	(31.1)	(18)%
Oral and Specialty Delivery
Net revenue	499.9	457.2	11.5	31.2	7%
Segment EBITDA	96.3	117.0	4.3	(25.0)	(21)%
Clinical Supply Services
Net revenue	286.2	261.4	6.7	18.1	7%
Segment EBITDA	77.4	70.2	3.0	4.2	6%
Inter-segment revenue elimination	(12.4)	(6.5)	—	(5.9)	(91)%
Unallocated costs	49.0	(134.6)	(5.9)	189.5	141%
Combined totals
Net revenue	$2,809.8	$2,146.7	$54.2	$608.9	28%

EBITDA from operations	$787.6	$374.3	$13.9	$399.4	107%

Refer to Catalent's description of non-GAAP measures, including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Net earnings	$20.9	$154.2	$82.4	$88.4	$231.8
Interest expense, net	34.4	20.5	25.3	25.9	26.9
Income tax expense (benefit)	8.8	24.8	(15.0)	20.6	85.3
Depreciation and amortization	64.8	66.4	69.1	71.0	75.9
EBITDA from operations	128.9	265.9	161.8	205.9	419.9
Stock-based compensation	8.6	12.6	18.7	11.4	8.4
Impairment charges and (gain) loss on sale of assets	0.6	3.4	1.8	0.6	5.3
Financing-related expenses	16.0	0.2	—	—	17.2
Restructuring and other	1.3	3.0	0.9	5.5	3.0
Acquisition, integration, and other special items	7.5	10.6	4.0	9.2	0.4
Gain on sale of subsidiary	—	—	—	—	(184.0)
Foreign exchange loss (gain)	(3.8)	(0.1)	(3.8)	(2.6)	4.5
Other adjustments	26.3	(28.2)	(9.0)	(6.5)	(0.5)
Adjusted EBITDA	$185.4	$267.4	$174.4	$223.5	$274.2
FX impact					7.5
Adjusted EBITDA at constant currency					$266.7

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Net earnings	$20.9	$154.2	$82.4	$88.4	$231.8
Amortization (1)	23.0	22.5	22.9	23.0	23.3
Stock-based compensation	8.6	12.6	18.7	11.4	8.4
Impairment charges and (gain) loss on sale of assets	0.6	3.4	1.8	0.6	5.3
Financing-related expenses	16.0	0.2	—	—	17.2
Restructuring and other	1.4	3.0	0.9	5.5	3.0
Acquisition, integration, and other special items	7.6	10.6	4.0	9.2	0.4
Gain on sale of subsidiary (2)	—	—	—	—	(184.0)
Foreign exchange loss (gain)	(3.9)	(0.1)	(3.8)	(2.6)	4.5
Other adjustments (3)	26.2	(28.3)	(9.0)	(6.5)	(0.5)
Estimated tax effect of adjustments (4)	(17.7)	(7.0)	(8.6)	(10.7)	(17.2)
Discrete income tax (benefit) expense items (5)	0.2	(16.7)	(31.2)	(3.9)	56.1
Adjusted net income (ANI)	$82.9	$154.4	$78.1	$114.4	$148.3

Weighted average shares outstanding - basic	151.3				170.5
Weighted average shares outstanding - diluted	153.1				172.5

Earnings per share:
Net earnings per share - basic	$0.08				$1.27
Net earnings per share - diluted	$0.08				$1.26

ANI per share:
ANI per share - basic	$0.55				$0.87
ANI per share - diluted (6)	$0.50				$0.82

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2) Represents the gain on sale of subsidiary associated with the blow-fill-seal business divestiture.

(3) Represents unrealized (gains) losses related to the fair value of the derivative liability associated with the Series A convertible preferred stock.

(4) The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(5) Discrete period income tax expense (benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(6) Represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of Common Stock outstanding, plus (b) the number of shares of Common Stock that would be issued assuming exercise or vesting of all potentially dilutive instruments, plus (c) the number of shares of Common Stock equivalent to the shares of Series A Preferred Stock outstanding under the "if-converted" method. For the three months ended March 31, 2021 and 2020, the weighted average was 180.2 and 166.2, respectively.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	March 31, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$988.1	$953.2
Trade receivables, net	834.9	838.1
Inventories	527.9	323.8
Prepaid expenses and other	348.9	177.9
Marketable securities	74.7	—
Total current assets	2,774.5	2,293.0
Property, plant, and equipment, net	2,358.8	1,900.8
Other non-current assets, including intangible assets	3,635.8	3,582.7
Total assets	$8,769.1	$7,776.5

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$73.6	$72.9
Accounts payable	365.7	321.0
Other accrued liabilities	699.9	499.3
Total current liabilities	1,139.2	893.2
Long-term obligations, less current portion	3,149.6	2,945.1
Other non-current liabilities	408.1	432.8
Redeemable preferred stock	359.0	606.6
Total shareholders' equity	3,713.2	2,898.8
Total liabilities, redeemable preferred stock, and shareholders' equity	$8,769.1	$7,776.5

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Nine Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$298.7	$267.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(497.1)	(303.5)
Purchases of marketable securities	(74.9)	—
Proceeds from sale of property and equipment	0.5	—
Proceeds from sale of subsidiaries, net	286.8	20.8
Payment for acquisitions, net of cash acquired	(147.1)	(379.7)
Payments for investments	(4.1)	(2.4)
Net cash used in investing activities	(435.9)	(664.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	1.6	(45.2)
Proceeds from borrowing, net	166.6	1,109.1
Payments related to long-term obligations	(54.8)	(808.9)
Financing fees paid	(18.7)	(25.1)
Dividends paid	(17.7)	(28.1)
Proceeds from sale of common stock, net	81.8	494.2
Cash paid, in lieu of equity, for tax withholding obligations	(27.8)	(25.3)
Exercise of stock options	22.1	—
Other financing activities	6.2	—
Net cash provided by financing activities	159.3	670.7
Effect of foreign currency exchange on cash and cash equivalents	12.8	(10.5)
NET INCREASE IN CASH AND CASH EQUIVALENTS	34.9	263.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	953.2	345.4
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$988.1	$608.4

Catalent, Inc. and Subsidiaries
Reconciliation of Segment EBITDA to Net Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Biologics	$179.9	$51.9	$421.9	$150.7
Softgel and Oral Technologies	59.6	60.1	143	171.0
Oral and Specialty Delivery	30.7	56.2	96.3	117.0
Clinical Supply Services	27.1	24.6	77.4	70.2
Sub-Total	$297.3	$192.8	$738.6	$508.9
Reconciling items to net earnings
Unallocated costs (1)	122.6	(63.9)	49	(134.6)
Depreciation and amortization	(75.9)	(64.8)	(216)	(187.3)
Interest expense, net	(26.9)	(34.4)	(78.1)	(105.6)
Income tax expense	(85.3)	(8.8)	(90.9)	(14.9)
Net earnings	$231.8	$20.9	$402.6	$66.5
(1) Unallocated costs include restructuring and special items, equity-based compensation, impairment charges, gain on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc. and Subsidiaries
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Total Secured Debt	$1,130.5	$928.5	$926.5	$924.6	$991.6
Total Unsecured Debt	2,068.2	2,089.5	2,132.2	2,131.2	2,231.6
Total Debt	3,198.7	3,018.0	3,058.7	3,055.8	3,223.2
Cash and Cash Equivalents	608.4	953.2	1,007.0	833.1	988.1
Marketable Securities	—	—	—	—	74.7
Total Net Debt	2,590.3	2,064.8	2,051.7	2,222.7	2,160.4
Adjusted EBIDTA
Q4 2019	199.4
Q1 2020	127.1	127.1
Q2 2020	171.0	171.0	171.0
Q3 2020	185.4	185.4	185.4	185.4
Q4 2020		267.4	267.4	267.4	267.4
Q1 2021			174.4	174.4	174.4
Q2 2021				223.5	223.5
Q3 2021					274.2
LTM Adjusted EBITDA	$682.9	$750.9	$798.2	$850.7	$939.5
Net Sr. Secured Debt / Adj. EBITDA	0.8x	n.a.[1]	n.a.[1]	0.1x	n.a.[1]
Net Debt / Adj. EBITDA	3.8x	2.8x	2.6x	2.6x	2.3x
1 The sum of cash and cash equivalents plus marketable securities exceeds total secured debt.